Exhibit 99.1

Neos Therapeutics Reports Fourth Quarter and Full Year 2016 Financial Results

Company to Host Conference Call at 8:30am ET Today

Dallas/Fort Worth, Texas, March 14, 2017 — Neos Therapeutics, Inc. (NASDAQ: NEOS), a pharmaceutical company focused on developing, manufacturing and commercializing innovative extended-release (XR) products using its proprietary modified-release drug delivery and orally disintegrating tablet (ODT) technology platforms, today reported financial results for the fourth quarter and full year ended December 31, 2016 and provided a business update.

“The strong prescription growth of Adzenys XR-ODT speaks to the growing demand for this first ever extended release ODT treatment option for patients with ADHD, and the success of our launch. Some encouraging trends include approximately 75% of all new prescriptions are coming from patient switches from another ADHD medication and we are seeing utilization across the spectrum of ADHD patients, from pediatric to adolescents and adults,” said Vipin K. Garg, Ph.D., President and CEO of Neos Therapeutics. “We are pleased to have recently completed a successful public offering and believe that these additional funds will be instrumental as we prepare for the potential launch of two additional patient-friendly ADHD products in the second half of this year. If approved, Cotempla XR-ODT, our methylphenidate XR-ODT and NT-0201, our amphetamine oral suspension will be launched utilizing our existing sales force and commercial infrastructure and will complement Adzenys XR-ODT. We have a PDUFA goal date of June 19, 2017 for Cotempla XR-ODT and a PDUFA goal date of September 15, 2017 for NT-0201.”

Adzenys XR-ODT™ Commercial Highlights

•                  Since the launch in May 2016 through December 31, 2016, the cumulative total number of prescriptions filled for Adzenys XR-ODT, as reported by IMS, were 30,339, including 20,330 for the three months ended December 2016. Monthly prescriptions increased approximately 20% per month during the three months ended December 31, 2016.

•                  Through March 3, 2017, the cumulative total number of prescriptions filled for Adzenys XR-ODT, as reported by IMS, were 49,630.

•                  The number of prescribers of Adzenys XR-ODT continued to grow since launch and as of December 31, 2016, 4,038 health care providers had written prescriptions for the product. As of February 17, 2017, that number had increased to 5,132.

•                  Patients switching from another ADHD medication accounted for approximately 75% of all new Adzenys XR-ODT prescriptions, as reported by IMS as of week ended February 24, 2017.

•                  As of the week ended February 24, 2017, as reported by IMS, 63% of all new Adzenys XR-ODT prescriptions were for pediatric patients and 37% were for adult patients, indicating a broad appeal of Adzenys XR-ODT in all patient types.

•                  As of March 2017, new-to-market blocks have now been lifted by all of the major commercial accounts for Adzenys XR-ODT.

Key Recent Accomplishments and Anticipated Milestones for 2017

•                  In February 2017, the Company announced the pricing of an underwritten public offering of 5,000,000 shares of its common stock at a public offering price of $5.00 per share, before underwriting discounts and commissions. The underwriters for this offering elected to exercise in full their option to purchase an additional 750,000 shares of common stock at the public offering price, less the underwriting discounts and commissions. Net proceeds from this offering were approximately $26.8 million.

•                  In February 2017, the Company closed on a capital lease line of up to $5 million to finance its capital expenditures for the 2017 fiscal year.

•                  In December 2016, Neos resubmitted a New Drug Application (NDA) for Cotempla XR-ODT, the Company’s methylphenidate extended-release ODT product, following the completion of a bioequivalence bridging study. The Prescription Drug User Fee Act (PDUFA) goal date is June 19, 2017. If approved, the Company anticipates a launch in the fall of 2017.

•                  In November 2016, the Company submitted a NDA for NT-0201, the Company’s amphetamine XR liquid suspension. The PDUFA date for this product candidate is September 15, 2017. If approved, the Company anticipates a launch in the fourth quarter of 2017.

Select Financial Results for the Fourth Quarter Ended December 31, 2016

•                  Total product revenues were $3.5 million for the three months ended December 31, 2016, compared to $1.7 million for the same period in 2015.  This includes product revenue associated with dispensed patient prescriptions of Adzenys XR-ODT of $2.2 million and $1.3 million of product revenue for generic Tussionex.

•                  Cost of goods sold for the three months ended December 31, 2016 was $4.0 million, compared to $1.8 million for the same period of 2015.   The increase was due to the product and production costs associated with the Company’s products.

•                  Research and development expenses for the three months ended December 31, 2016 were $3.6 million, compared to $2.7 million for the same period in 2015.

•                  Selling and marketing expenses were $9.7 million for the three months ended December 31, 2016, compared to $3.3 million for the same period in 2015.  The increased expense was due to commercial sales organization and other selling costs associated with the commercialization of Adzenys XR-ODT.

•                  General and administrative expenses for the three months ended December 31, 2016 were $3.0 million, compared to $2.2 million for the same period in 2015. The increase was principally due to costs associated with operating as a public company.

•                  The Company reported a net loss of $18.4 million in the three months ended December 31, 2016, compared to $9.1 million for the same period in 2015.

Select Financial Results for the Fiscal Year Ended December 31, 2016

•                  Total product revenues were $9.2 million for the year ended December 31, 2016, an increase of $5.4 million or 141.4% from $3.8 million for the year ended December 31, 2015.  Included in product revenues is $2.9 million of net sales of dispensed patient prescriptions of Adzenys XR-ODT, which was launched May 16, 2016.

•                  Cost of goods sold were $11.4 million for the year ended December 31, 2016, an increase of approximately $5.5 million or 92.9% from $5.9 million for the year ended December 31, 2015. The increase was primarily due to product and production costs associated with increased unit sales of the Company’s products as well as product and regulatory fees associated with Adzenys XR-ODT.

•                  Research and development expenses were $12.2 million for the year ended December 31, 2016, an increase of approximately $0.5 million or 4.4%, from the $11.7 million for the year ended December 31, 2015. This increase was primarily due to increased costs of clinical studies for the Company’s product candidates, partially offset by a net decrease in FDA filing fees.

•                  Selling and marketing expenses were $49.3 million for the year ended December 31, 2016, an increase of approximately $43.6 million or 769.0%, from the $5.7 million for the year ended December 31, 2015. The increase was due to commercial sales organization, marketing and advertising, training and patient assistance program administrative costs associated with the launch and commercialization of Adzenys XR-ODT.

•                  General and administrative expenses were $12.6 million for the year ended December 31, 2016, an increase of $5.5 million or 78.4%, from the $7.1 million for the year ended December 31, 2015. The increase was principally due to a full year of costs associated with operating as a public company as well as a $1.3 million increase in compensation related to share-based payments.

•                  The Company reported a net loss of $83.3 million in the year ended December 31, 2016, compared to $30.8 million for the same period in 2015.

•                  At December 31, 2016, the Company’s cash, cash equivalents and short-term investments amounted to $39.8 million.

Conference Call Details

Neos management will host a conference call and live audio webcast to discuss results and provide a company update at 8:30 a.m. ET today. The live call may be accessed by dialing (877) 388-8985 for domestic calls, or +1 (562) 912-2654 for international callers, and referencing conference ID number 78990180.  A live audio webcast for the conference call will be available on the Investor Relations page of the Company’s website at http://investors.neostx.com/.

About Neos Therapeutics

Neos Therapeutics, Inc. is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. Adzenys XR-ODTTM, indicated for the treatment of ADHD in patients 6 years of age and older, is the first approved product using the Company’s extended-release (XR)-orally disintegrating tablet (ODT) technology platform. Neos, which is initially focusing on the treatment of ADHD, has filed New Drug Applications with the U.S. Food and Drug Administration for two other branded product candidates that are XR medications in ODT or oral suspension dosage forms. In addition, Neos manufactures and markets its generic equivalent of the branded product Tussionex®, an XR oral suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold.(1)

(1)Tussionex® is a registered trademark of the UCB Group of Companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the commercialization of Adzenys XR-ODTTM, the regulatory submissions, including PDUFA review periods and approvals, marketing plans and timing and the therapeutic potential of Cotempla XR-ODT and NT-0201. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to successfully obtain regulatory approval of our Cotempla XR-ODT and NT-0201  product candidates, the timing of such approval, our ability to market and sell our product candidates  and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K as updated by our subsequently filed other SEC filings, including our Quarterly Report(s) on Form 10-Q. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In thousands, except share and per share data	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$24,352	$90,763
Short-term investments	15,430	—
Accounts receivable, net of allowances of $950 and $1,039, respectively	6,135	3,903
Inventories	5,767	2,520
Deferred contract sales organization fees	720	—
Other current assets	2,865	1,058
Total current assets	55,269	98,244
Property and equipment, net	7,076	5,124
Intangible assets, net	15,579	16,672
Other assets	2,218	2,470
Total assets	$80,142	$122,510
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$7,798	$4,824
Accrued expenses	5,264	3,141
Deferred revenue	3,662	—
Current portion of long-term debt	4,921	7,973
Total current liabilities	21,645	15,938
Long-Term Liabilities:
Long-term debt, net of current portion	58,599	26,271
Earnout liability	232	214
Deferred gain on leaseback	40	547
Deferred rent	1,174	1,166
Total long-term liabilities	60,045	28,198
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at December 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value, 100,000,000 authorized at December 31, 2016 and December 31, 2015; 16,079,902 and 16,060,996 issued and outstanding at December 31, 2016 respectively; 16,025,155 and 16,015,958 issued and outstanding at December 31, 2015, respectively	16	16
Treasury stock, at cost, 18,906 shares at December 31 2016; 9,197 shares at December 31, 2015	(232)	(171)
Additional paid-in capital	198,787	195,314
Accumulated deficit	(200,118)	(116,785)
Accumulated other comprehensive loss	(1)	—
Total stockholders’ equity (deficit)	(1,548)	78,374
Total liabilities and stockholders’ equity (deficit)	$80,142	$122,510

Neos Therapeutics, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended December 31,		Year Ended December 31,
In thousands, except share and per share amounts	2016	2015	2016	2015
Revenues:
Net product sales	$3,503	$1,659	$9,154	$3,792
Cost of goods sold	4,019	1,842	11,437	5,929
Gross loss	(516)	(183)	(2,283)	(2,137)

Research and development	3,603	2,743	12,207	11,691
Selling and marketing expenses	9,661	3,302	49,291	5,672
General and administrative expenses	3,025	2,187	12,625	7,078

Loss from operations	(16,805)	(8,415)	(76,406)	(26,578)

Interest expense	(2,191)	(1,036)	(6,937)	(3,721)
Loss on debt extinguishment	—	—	(1,187)	—
Other income, net	499	208	1,215	831
Change in fair value of earnout and warrant liabilities	123	139	(18)	(1,313)

Net loss	$(18,374)	$(9,104)	$(83,333)	$(30,781)

Preferred stock accretion to redemption value	—	—	—	(1,169)
Preferred stock dividends	—	—	—	(1,221)
Net loss attributable to common stock	$(18,374)	$(9,104)	$(83,333)	$(33,171)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted	16,062,285	15,933,315	16,052,390	7,581,881
Net loss per share of common stock, basic and diluted	$(1.14)	$(0.57)	$(5.19)	$(4.38)

Contacts:

Richard Eisenstadt

Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com